UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D
Under the Securities Exchange Act of 1934
ELECTRIQ POWER HOLDINGS, INC.
(Name of Issuer)

Common Shares, $0.0001 par value
(Title of Class of Securities)

285046108
(CUSIP Number)

GBIF Management Ltd.
2345 Yonge Street, Suite 804
Toronto, Ontario M4P 2E5 Canada
(647) 484-8788

Copy to:
Richard Raymer
Dorsey & Whitney LLP
161 Bay Street, Suite 4310
Toronto, Ontario M5J 2S1 Canada
                                                                                (416) 367-7388
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

July 31, 2023
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 285046108
1	NAMES OF REPORTING PERSONS GBIF Management Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 14,245,438
	8	SHARED VOTING POWER 735,055
	9	SOLE DISPOSITIVE POWER 14,245,438
	10	SHARED DISPOSITIVE POWER 735,055
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,980,493
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 39.2973%(1)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

 (1)   The percentages used herein are calculated based upon 38,120,937 outstanding Class A common shares of the Issuer as of July 31, 2023, and include 12,980,494 shares held by Greensoil Canadian and Greensoil International, 1,264,944 shares held by Greensoil Co-Investment, 452,430 shares held by Minett Capital Inc., 271,250 shares held by Minett EQ Inc., and 11,375 shares held by GMS Capital Canada, Inc.

1	NAMES OF REPORTING PERSONS Greensoil Building Innovation Fund (International) L.P .
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 4,960,414
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 4,960,414
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,960,414
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 13.0123%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS Greensoil Building Innovation Fund (Canadian) L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 8,020,080
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 8,020,080
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,020,080
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 21.0385%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS Greensoil Building Innovation Fund Co-Investment I L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Ontario
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,264,944
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,264,944
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,264,944
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) <5.00%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS Minett Capital Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 452,430
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 452,430
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 452,430
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) <5.00%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

1	NAMES OF REPORTING PERSONS Minett EQ Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 271,250
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 271,250
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 271,250
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) <5.00%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

1	NAMES OF REPORTING PERSONS GMS Capital Canada, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 11,375
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 11,375
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,375
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) <5.00%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

Item 1.	Security and Issuer
(a)	Title of Class of Securities:
Class A Common Shares, par value $0.0001 (the “Shares”)
(b)	Name of Issuer:
Electriq Power Holdings, Inc. (the “Issuer”)
(c)	Address of Issuer’s Principal Exeutive Offices:
625 N. Flagler Drive, Suite 1003
West Palm Beach, FL 33401
Item 2.	Identity and Background
(a)	Name of Reporting Person:
i)	GBIF Management Ltd. (“Reporting Person”)
ii)	Greensoil Building Innovation Fund (International) LP (“Greensoil International”)
iii)	Greensoil Building Innovation Fund (Canadian) LP (“Greensoil Canadian”)
iv)	Greensoil Building Innovation Fund Co-Investment I LP (“Greensoil Co-Investment”)
v)	Minett Capital Inc.
vi)	Minett EQ Inc.
vii)	GMS Capital Canada, Inc.
(collectively referred to as the “Reporting Person and Affiliates”)
(b)	Principal Business Address:
The principal business address of Reporting Person and Affiliates is 2345 Yonge Street, Suite 804, Toronto, Ontario M4P 2E5 Canada.
(c)	Occupation, Employment and Other Information:
Greensoil International, Greensoil Canadian and Greensoil Co-Investment are Canadian funds managed by the Reporting Person, which is the general partner of the three limited partner funds.  The Reporting Person is managed by a 3-person investment committee and is engaged in the business of investment financing.  Minett Capital Inc., Minett EQ Inc., and GMS Capital Canada, Inc. are entities each owned by one of the three individual investment committee managers.
(d)	Criminal convictions:
The Reporting Person and Affiliates have not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
(e)	Civil proceedings:
The Reporting Person and Affiliates have not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which the Reporting Person and Affiliates was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
(f)	Citizenship:
Toronto, Canada
Item 3.	Source and Amount of Funds or Other Consideration:
The Reporting Person and Affiliates acquired the Shares in the ordinary course of business for investment purposes using working capital.
Item 4.	Purpose of Transaction
The Reporting Person and Affiliates acquired the Shares in the ordinary course of business for investment purposes through private placement offerings of Electriq Power, Inc., a Delaware corporation, prior to July 31, 2023.  On July 31, 2023, Electriq was acquired by TLG Acquisition One Corp., a Delaware corporation, in connection with an initial public offering.
The Reporting Persons have a contractual right to appoint a director to the board of directors of the Issuer pursuant to a Stockholders’ Agreement dated November 13, 2022.

Item 5.	Interest in Securities of the Issuer:
GBIF Management Ltd. – 14,980,493 shares (1)
Greensoil Building Innovation Fund (International) L.P. – 4,960,414 shares
Greensoil Building Innovation Fund (Canadian) L.P. – 8,020,080 shares
Greensoil Building Innovation Fund Co-Investment I L.P. – 1,264,944 shares
Minett Capital Inc. – 452,430 shares
Minett EQ Inc. – 271,250 shares
GMS Capital Canada, Inc. – 11,375 shares

(a)	Number of shares as to which the Reporting Person has:
(i)	Sole power to vote or to direct the vote: 14,245,438
(ii)	Shared power to vote or to direct the vote: 735,055
(iii)	Sole power to dispose or direct the disposition: 14,245,438
(iv)	Shared power to dispose or direct the disposition: 735,055
(v)	Aggregate amount of shares beneficially owned: 14,980,493
(vi)	Percent of class represented in Item (v) above: 39.2973%
(1)
The percentages used herein are calculated based upon 38,120,937 outstanding Class A common shares of the Issuer as of July 31, 2023, and include 12,980,494 shares held by Greensoil Canadian and Greensoil International, 1,264,944 shares held by Greensoil Co-Investment, 452,430 shares held by Minett Capital Inc., 271,250 shares held by Minett EQ Inc., and 11,375 shares held by GMS Capital Canada, Inc.

(b)	See Item 5.
(c)	Not applicable.
(d)	Not applicable.
Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer:
Stockholders’ Agreement dated November 13, 2022
Item 7.	Material to Be Filed as Exhibits:
Incorporated herein by reference to Annex J to 424B3 filed with the Securities and Exchange Commission on July 12, 2023

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: August 10, 2023	GBIF MANAGEMENT LTD., Fund Manager for Greensoil Building Innovation Fund (International) LP, Greensoil Building Innovation Fund (Canadian) LP and Greensoil Building Innovation Fund Co-Investment I LP
By: /s/ Gideon Soesman__________________ Gideon Soesman, Co-founder & Managing Partner
Dated: August 10, 2023	Minett Capital Inc. By: /s/ Barry Eisen Name: Barry Eisen Title: ASO
Dated: August 10, 2023	Minett EQ Inc. By: /s/ Barry Eisen_________________________ Name: Barry Eisen Title: ASO
Dated: August 10, 2023	GMS Capital Canada, Inc. By: /s/ Gideon Soesman Name: Gideon Soesman Title: Managing Director
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D
Under the Securities Exchange Act of 1934
ELECTRIQ POWER HOLDINGS, INC.
(Name of Issuer)

Common Shares, $0.0001 par value
(Title of Class of Securities)

285046108
(CUSIP Number)

GBIF Management Ltd.
2345 Yonge Street, Suite 804
Toronto, Ontario M4P 2E5 Canada
(647) 484-8788

Copy to:
Richard Raymer
Dorsey & Whitney LLP
161 Bay Street, Suite 4310
Toronto, Ontario M5J 2S1 Canada
(416) 367-7388
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

July 31, 2023
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 285046108
1	NAMES OF REPORTING PERSONS GBIF Management Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 14,245,438
	8	SHARED VOTING POWER 735,055
	9	SOLE DISPOSITIVE POWER 14,245,438
	10	SHARED DISPOSITIVE POWER 735,055
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,980,493
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 39.2973%(1)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

 (1)   The percentages used herein are calculated based upon 38,120,937 outstanding Class A common shares of the Issuer as of July 31, 2023, and include 12,980,494 shares held by Greensoil Canadian and Greensoil International, 1,264,944 shares held by Greensoil Co-Investment, 452,430 shares held by Minett Capital Inc., 271,250 shares held by Minett EQ Inc., and 11,375 shares held by GMS Capital Canada, Inc.

1	NAMES OF REPORTING PERSONS Greensoil Building Innovation Fund (International) L.P .
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 4,960,414
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 4,960,414
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,960,414
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 13.0123%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS Greensoil Building Innovation Fund (Canadian) L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 8,020,080
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 8,020,080
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,020,080
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 21.0385%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS Greensoil Building Innovation Fund Co-Investment I L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Ontario
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,264,944
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,264,944
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,264,944
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) <5.00%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS Minett Capital Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 452,430
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 452,430
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 452,430
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) <5.00%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

1	NAMES OF REPORTING PERSONS Minett EQ Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 271,250
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 271,250
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 271,250
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) <5.00%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

1	NAMES OF REPORTING PERSONS GMS Capital Canada, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 11,375
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 11,375
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,375
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) <5.00%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

Item 1.	Security and Issuer
(a)	Title of Class of Securities:
Class A Common Shares, par value $0.0001 (the “Shares”)
(b)	Name of Issuer:
Electriq Power Holdings, Inc. (the “Issuer”)
(c)	Address of Issuer’s Principal Exeutive Offices:
625 N. Flagler Drive, Suite 1003
West Palm Beach, FL 33401
Item 2.	Identity and Background
(a)	Name of Reporting Person:
i)	GBIF Management Ltd. (“Reporting Person”)
ii)	Greensoil Building Innovation Fund (International) LP (“Greensoil International”)
iii)	Greensoil Building Innovation Fund (Canadian) LP (“Greensoil Canadian”)
iv)	Greensoil Building Innovation Fund Co-Investment I LP (“Greensoil Co-Investment”)
v)	Minett Capital Inc.
vi)	Minett EQ Inc.
vii)	GMS Capital Canada, Inc.
(collectively referred to as the “Reporting Person and Affiliates”)
(b)	Principal Business Address:
The principal business address of Reporting Person and Affiliates is 2345 Yonge Street, Suite 804, Toronto, Ontario M4P 2E5 Canada.
(c)	Occupation, Employment and Other Information:
Greensoil International, Greensoil Canadian and Greensoil Co-Investment are Canadian funds managed by the Reporting Person, which is the general partner of the three limited partner funds.  The Reporting Person is managed by a 3-person investment committee and is engaged in the business of investment financing.  Minett Capital Inc., Minett EQ Inc., and GMS Capital Canada, Inc. are entities each owned by one of the three individual investment committee managers.
(d)	Criminal convictions:
The Reporting Person and Affiliates have not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
(e)	Civil proceedings:
The Reporting Person and Affiliates have not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which the Reporting Person and Affiliates was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
(f)	Citizenship:
Toronto, Canada
Item 3.	Source and Amount of Funds or Other Consideration:
The Reporting Person and Affiliates acquired the Shares in the ordinary course of business for investment purposes using working capital.
Item 4.	Purpose of Transaction
The Reporting Person and Affiliates acquired the Shares in the ordinary course of business for investment purposes through private placement offerings of Electriq Power, Inc., a Delaware corporation, prior to July 31, 2023.  On July 31, 2023, Electriq was acquired by TLG Acquisition One Corp., a Delaware corporation, in connection with an initial public offering.
The Reporting Persons have a contractual right to appoint a director to the board of directors of the Issuer pursuant to a Stockholders’ Agreement dated November 13, 2022.

Item 5.	Interest in Securities of the Issuer:
GBIF Management Ltd. – 14,980,493 shares (1)
Greensoil Building Innovation Fund (International) L.P. – 4,960,414 shares
Greensoil Building Innovation Fund (Canadian) L.P. – 8,020,080 shares
Greensoil Building Innovation Fund Co-Investment I L.P. – 1,264,944 shares
Minett Capital Inc. – 452,430 shares
Minett EQ Inc. – 271,250 shares
GMS Capital Canada, Inc. – 11,375 shares

(a)	Number of shares as to which the Reporting Person has:
(i)	Sole power to vote or to direct the vote: 14,245,438
(ii)	Shared power to vote or to direct the vote: 735,055
(iii)	Sole power to dispose or direct the disposition: 14,245,438
(iv)	Shared power to dispose or direct the disposition: 735,055
(v)	Aggregate amount of shares beneficially owned: 14,980,493
(vi)	Percent of class represented in Item (v) above: 39.2973%
(1)
The percentages used herein are calculated based upon 38,120,937 outstanding Class A common shares of the Issuer as of July 31, 2023, and include 12,980,494 shares held by Greensoil Canadian and Greensoil International, 1,264,944 shares held by Greensoil Co-Investment, 452,430 shares held by Minett Capital Inc., 271,250 shares held by Minett EQ Inc., and 11,375 shares held by GMS Capital Canada, Inc.

(b)	See Item 5.
(c)	Not applicable.
(d)	Not applicable.
Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer:
Stockholders’ Agreement dated November 13, 2022
Item 7.	Material to Be Filed as Exhibits:
Incorporated herein by reference to Annex J to 424B3 filed with the Securities and Exchange Commission on July 12, 2023

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: August 10, 2023	GBIF MANAGEMENT LTD., Fund Manager for Greensoil Building Innovation Fund (International) LP, Greensoil Building Innovation Fund (Canadian) LP and Greensoil Building Innovation Fund Co-Investment I LP
By: /s/ Gideon Soesman__________________ Gideon Soesman, Co-founder & Managing Partner
Dated: August 10, 2023	Minett Capital Inc. By: /s/ Barry Eisen Name: Barry Eisen Title: ASO
Dated: August 10, 2023	Minett EQ Inc. By: /s/ Barry Eisen_________________________ Name: Barry Eisen Title: ASO
Dated: August 10, 2023	GMS Capital Canada, Inc. By: /s/ Gideon Soesman Name: Gideon Soesman Title: Managing Director
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D
Under the Securities Exchange Act of 1934
ELECTRIQ POWER HOLDINGS, INC.
(Name of Issuer)

Common Shares, $0.0001 par value
(Title of Class of Securities)

285046108
(CUSIP Number)

GBIF Management Ltd.
2345 Yonge Street, Suite 804
Toronto, Ontario M4P 2E5 Canada
(647) 484-8788

Copy to:
Richard Raymer
Dorsey & Whitney LLP
161 Bay Street, Suite 4310
Toronto, Ontario M5J 2S1 Canada
(416) 367-7388
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

July 31, 2023
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 285046108
1	NAMES OF REPORTING PERSONS GBIF Management Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 14,245,438
	8	SHARED VOTING POWER 735,055
	9	SOLE DISPOSITIVE POWER 14,245,438
	10	SHARED DISPOSITIVE POWER 735,055
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,980,493
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 39.2973%(1)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

 (1)   The percentages used herein are calculated based upon 38,120,937 outstanding Class A common shares of the Issuer as of July 31, 2023, and include 12,980,494 shares held by Greensoil Canadian and Greensoil International, 1,264,944 shares held by Greensoil Co-Investment, 452,430 shares held by Minett Capital Inc., 271,250 shares held by Minett EQ Inc., and 11,375 shares held by GMS Capital Canada, Inc.

1	NAMES OF REPORTING PERSONS Greensoil Building Innovation Fund (International) L.P .
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 4,960,414
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 4,960,414
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,960,414
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 13.0123%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS Greensoil Building Innovation Fund (Canadian) L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 8,020,080
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 8,020,080
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,020,080
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 21.0385%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS Greensoil Building Innovation Fund Co-Investment I L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Ontario
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,264,944
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,264,944
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,264,944
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) <5.00%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS Minett Capital Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 452,430
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 452,430
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 452,430
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) <5.00%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

1	NAMES OF REPORTING PERSONS Minett EQ Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 271,250
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 271,250
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 271,250
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) <5.00%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

1	NAMES OF REPORTING PERSONS GMS Capital Canada, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 11,375
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 11,375
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,375
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) <5.00%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

Item 1.	Security and Issuer
(a)	Title of Class of Securities:
Class A Common Shares, par value $0.0001 (the “Shares”)
(b)	Name of Issuer:
Electriq Power Holdings, Inc. (the “Issuer”)
(c)	Address of Issuer’s Principal Exeutive Offices:
625 N. Flagler Drive, Suite 1003
West Palm Beach, FL 33401
Item 2.	Identity and Background
(a)	Name of Reporting Person:
i)	GBIF Management Ltd. (“Reporting Person”)
ii)	Greensoil Building Innovation Fund (International) LP (“Greensoil International”)
iii)	Greensoil Building Innovation Fund (Canadian) LP (“Greensoil Canadian”)
iv)	Greensoil Building Innovation Fund Co-Investment I LP (“Greensoil Co-Investment”)
v)	Minett Capital Inc.
vi)	Minett EQ Inc.
vii)	GMS Capital Canada, Inc.
(collectively referred to as the “Reporting Person and Affiliates”)
(b)	Principal Business Address:
The principal business address of Reporting Person and Affiliates is 2345 Yonge Street, Suite 804, Toronto, Ontario M4P 2E5 Canada.
(c)	Occupation, Employment and Other Information:
Greensoil International, Greensoil Canadian and Greensoil Co-Investment are Canadian funds managed by the Reporting Person, which is the general partner of the three limited partner funds.  The Reporting Person is managed by a 3-person investment committee and is engaged in the business of investment financing.  Minett Capital Inc., Minett EQ Inc., and GMS Capital Canada, Inc. are entities each owned by one of the three individual investment committee managers.
(d)	Criminal convictions:
The Reporting Person and Affiliates have not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
(e)	Civil proceedings:
The Reporting Person and Affiliates have not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which the Reporting Person and Affiliates was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
(f)	Citizenship:
Toronto, Canada
Item 3.	Source and Amount of Funds or Other Consideration:
The Reporting Person and Affiliates acquired the Shares in the ordinary course of business for investment purposes using working capital.
Item 4.	Purpose of Transaction
The Reporting Person and Affiliates acquired the Shares in the ordinary course of business for investment purposes through private placement offerings of Electriq Power, Inc., a Delaware corporation, prior to July 31, 2023.  On July 31, 2023, Electriq was acquired by TLG Acquisition One Corp., a Delaware corporation, in connection with an initial public offering.
The Reporting Persons have a contractual right to appoint a director to the board of directors of the Issuer pursuant to a Stockholders’ Agreement dated November 13, 2022.

Item 5.	Interest in Securities of the Issuer:
GBIF Management Ltd. – 14,980,493 shares (1)
Greensoil Building Innovation Fund (International) L.P. – 4,960,414 shares
Greensoil Building Innovation Fund (Canadian) L.P. – 8,020,080 shares
Greensoil Building Innovation Fund Co-Investment I L.P. – 1,264,944 shares
Minett Capital Inc. – 452,430 shares
Minett EQ Inc. – 271,250 shares
GMS Capital Canada, Inc. – 11,375 shares

(a)	Number of shares as to which the Reporting Person has:
(i)	Sole power to vote or to direct the vote: 14,245,438
(ii)	Shared power to vote or to direct the vote: 735,055
(iii)	Sole power to dispose or direct the disposition: 14,245,438
(iv)	Shared power to dispose or direct the disposition: 735,055
(v)	Aggregate amount of shares beneficially owned: 14,980,493
(vi)	Percent of class represented in Item (v) above: 39.2973%
(1)
The percentages used herein are calculated based upon 38,120,937 outstanding Class A common shares of the Issuer as of July 31, 2023, and include 12,980,494 shares held by Greensoil Canadian and Greensoil International, 1,264,944 shares held by Greensoil Co-Investment, 452,430 shares held by Minett Capital Inc., 271,250 shares held by Minett EQ Inc., and 11,375 shares held by GMS Capital Canada, Inc.

(b)	See Item 5.
(c)	Not applicable.
(d)	Not applicable.
Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer:
Stockholders’ Agreement dated November 13, 2022
Item 7.	Material to Be Filed as Exhibits:
Incorporated herein by reference to Annex J to 424B3 filed with the Securities and Exchange Commission on July 12, 2023

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: August 10, 2023	GBIF MANAGEMENT LTD., Fund Manager for Greensoil Building Innovation Fund (International) LP, Greensoil Building Innovation Fund (Canadian) LP and Greensoil Building Innovation Fund Co-Investment I LP
By: /s/ Gideon Soesman__________________ Gideon Soesman, Co-founder & Managing Partner
Dated: August 10, 2023	Minett Capital Inc. By: /s/ Barry Eisen Name: Barry Eisen Title: ASO
Dated: August 10, 2023	Minett EQ Inc. By: /s/ Barry Eisen_________________________ Name: Barry Eisen Title: ASO
Dated: August 10, 2023	GMS Capital Canada, Inc. By: /s/ Gideon Soesman Name: Gideon Soesman Title: Managing Director
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D
Under the Securities Exchange Act of 1934
ELECTRIQ POWER HOLDINGS, INC.
(Name of Issuer)

Common Shares, $0.0001 par value
(Title of Class of Securities)

285046108
(CUSIP Number)

GBIF Management Ltd.
2345 Yonge Street, Suite 804
Toronto, Ontario M4P 2E5 Canada
(647) 484-8788

Copy to:
Richard Raymer
Dorsey & Whitney LLP
161 Bay Street, Suite 4310
Toronto, Ontario M5J 2S1 Canada
(416) 367-7388
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

July 31, 2023
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 285046108
1	NAMES OF REPORTING PERSONS GBIF Management Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 14,245,438
	8	SHARED VOTING POWER 735,055
	9	SOLE DISPOSITIVE POWER 14,245,438
	10	SHARED DISPOSITIVE POWER 735,055
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,980,493
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 39.2973%(1)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

 (1)   The percentages used herein are calculated based upon 38,120,937 outstanding Class A common shares of the Issuer as of July 31, 2023, and include 12,980,494 shares held by Greensoil Canadian and Greensoil International, 1,264,944 shares held by Greensoil Co-Investment, 452,430 shares held by Minett Capital Inc., 271,250 shares held by Minett EQ Inc., and 11,375 shares held by GMS Capital Canada, Inc.

1	NAMES OF REPORTING PERSONS Greensoil Building Innovation Fund (International) L.P .
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 4,960,414
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 4,960,414
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,960,414
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 13.0123%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS Greensoil Building Innovation Fund (Canadian) L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 8,020,080
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 8,020,080
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,020,080
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 21.0385%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS Greensoil Building Innovation Fund Co-Investment I L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Ontario
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,264,944
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,264,944
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,264,944
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) <5.00%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS Minett Capital Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 452,430
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 452,430
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 452,430
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) <5.00%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

1	NAMES OF REPORTING PERSONS Minett EQ Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 271,250
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 271,250
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 271,250
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) <5.00%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

1	NAMES OF REPORTING PERSONS GMS Capital Canada, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 11,375
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 11,375
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,375
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) <5.00%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

Item 1.	Security and Issuer
(a)	Title of Class of Securities:
Class A Common Shares, par value $0.0001 (the “Shares”)
(b)	Name of Issuer:
Electriq Power Holdings, Inc. (the “Issuer”)
(c)	Address of Issuer’s Principal Exeutive Offices:
625 N. Flagler Drive, Suite 1003
West Palm Beach, FL 33401
Item 2.	Identity and Background
(a)	Name of Reporting Person:
i)	GBIF Management Ltd. (“Reporting Person”)
ii)	Greensoil Building Innovation Fund (International) LP (“Greensoil International”)
iii)	Greensoil Building Innovation Fund (Canadian) LP (“Greensoil Canadian”)
iv)	Greensoil Building Innovation Fund Co-Investment I LP (“Greensoil Co-Investment”)
v)	Minett Capital Inc.
vi)	Minett EQ Inc.
vii)	GMS Capital Canada, Inc.
(collectively referred to as the “Reporting Person and Affiliates”)
(b)	Principal Business Address:
The principal business address of Reporting Person and Affiliates is 2345 Yonge Street, Suite 804, Toronto, Ontario M4P 2E5 Canada.
(c)	Occupation, Employment and Other Information:
Greensoil International, Greensoil Canadian and Greensoil Co-Investment are Canadian funds managed by the Reporting Person, which is the general partner of the three limited partner funds.  The Reporting Person is managed by a 3-person investment committee and is engaged in the business of investment financing.  Minett Capital Inc., Minett EQ Inc., and GMS Capital Canada, Inc. are entities each owned by one of the three individual investment committee managers.
(d)	Criminal convictions:
The Reporting Person and Affiliates have not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
(e)	Civil proceedings:
The Reporting Person and Affiliates have not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which the Reporting Person and Affiliates was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
(f)	Citizenship:
Toronto, Canada
Item 3.	Source and Amount of Funds or Other Consideration:
The Reporting Person and Affiliates acquired the Shares in the ordinary course of business for investment purposes using working capital.
Item 4.	Purpose of Transaction
The Reporting Person and Affiliates acquired the Shares in the ordinary course of business for investment purposes through private placement offerings of Electriq Power, Inc., a Delaware corporation, prior to July 31, 2023.  On July 31, 2023, Electriq was acquired by TLG Acquisition One Corp., a Delaware corporation, in connection with an initial public offering.
The Reporting Persons have a contractual right to appoint a director to the board of directors of the Issuer pursuant to a Stockholders’ Agreement dated November 13, 2022.

Item 5.	Interest in Securities of the Issuer:
GBIF Management Ltd. – 14,980,493 shares (1)
Greensoil Building Innovation Fund (International) L.P. – 4,960,414 shares
Greensoil Building Innovation Fund (Canadian) L.P. – 8,020,080 shares
Greensoil Building Innovation Fund Co-Investment I L.P. – 1,264,944 shares
Minett Capital Inc. – 452,430 shares
Minett EQ Inc. – 271,250 shares
GMS Capital Canada, Inc. – 11,375 shares

(a)	Number of shares as to which the Reporting Person has:
(i)	Sole power to vote or to direct the vote: 14,245,438
(ii)	Shared power to vote or to direct the vote: 735,055
(iii)	Sole power to dispose or direct the disposition: 14,245,438
(iv)	Shared power to dispose or direct the disposition: 735,055
(v)	Aggregate amount of shares beneficially owned: 14,980,493
(vi)	Percent of class represented in Item (v) above: 39.2973%
(1)
The percentages used herein are calculated based upon 38,120,937 outstanding Class A common shares of the Issuer as of July 31, 2023, and include 12,980,494 shares held by Greensoil Canadian and Greensoil International, 1,264,944 shares held by Greensoil Co-Investment, 452,430 shares held by Minett Capital Inc., 271,250 shares held by Minett EQ Inc., and 11,375 shares held by GMS Capital Canada, Inc.

(b)	See Item 5.
(c)	Not applicable.
(d)	Not applicable.
Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer:
Stockholders’ Agreement dated November 13, 2022
Item 7.	Material to Be Filed as Exhibits:
Incorporated herein by reference to Annex J to 424B3 filed with the Securities and Exchange Commission on July 12, 2023

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: August 10, 2023	GBIF MANAGEMENT LTD., Fund Manager for Greensoil Building Innovation Fund (International) LP, Greensoil Building Innovation Fund (Canadian) LP and Greensoil Building Innovation Fund Co-Investment I LP
By: /s/ Gideon Soesman__________________ Gideon Soesman, Co-founder & Managing Partner
Dated: August 10, 2023	Minett Capital Inc. By: /s/ Barry Eisen Name: Barry Eisen Title: ASO
Dated: August 10, 2023	Minett EQ Inc. By: /s/ Barry Eisen_________________________ Name: Barry Eisen Title: ASO
Dated: August 10, 2023	GMS Capital Canada, Inc. By: /s/ Gideon Soesman Name: Gideon Soesman Title: Managing Director
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D
Under the Securities Exchange Act of 1934
ELECTRIQ POWER HOLDINGS, INC.
(Name of Issuer)

Common Shares, $0.0001 par value
(Title of Class of Securities)

285046108
(CUSIP Number)

GBIF Management Ltd.
2345 Yonge Street, Suite 804
Toronto, Ontario M4P 2E5 Canada
(647) 484-8788

Copy to:
Richard Raymer
Dorsey & Whitney LLP
161 Bay Street, Suite 4310
Toronto, Ontario M5J 2S1 Canada
(416) 367-7388
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

July 31, 2023
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 285046108
1	NAMES OF REPORTING PERSONS GBIF Management Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 14,245,438
	8	SHARED VOTING POWER 735,055
	9	SOLE DISPOSITIVE POWER 14,245,438
	10	SHARED DISPOSITIVE POWER 735,055
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,980,493
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 39.2973%(1)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

 (1)   The percentages used herein are calculated based upon 38,120,937 outstanding Class A common shares of the Issuer as of July 31, 2023, and include 12,980,494 shares held by Greensoil Canadian and Greensoil International, 1,264,944 shares held by Greensoil Co-Investment, 452,430 shares held by Minett Capital Inc., 271,250 shares held by Minett EQ Inc., and 11,375 shares held by GMS Capital Canada, Inc.

1	NAMES OF REPORTING PERSONS Greensoil Building Innovation Fund (International) L.P .
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 4,960,414
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 4,960,414
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,960,414
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 13.0123%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS Greensoil Building Innovation Fund (Canadian) L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 8,020,080
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 8,020,080
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,020,080
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 21.0385%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS Greensoil Building Innovation Fund Co-Investment I L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Ontario
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,264,944
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,264,944
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,264,944
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) <5.00%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS Minett Capital Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 452,430
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 452,430
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 452,430
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) <5.00%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

1	NAMES OF REPORTING PERSONS Minett EQ Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 271,250
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 271,250
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 271,250
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) <5.00%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

1	NAMES OF REPORTING PERSONS GMS Capital Canada, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 11,375
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 11,375
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,375
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) <5.00%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

Item 1.	Security and Issuer
(a)	Title of Class of Securities:
Class A Common Shares, par value $0.0001 (the “Shares”)
(b)	Name of Issuer:
Electriq Power Holdings, Inc. (the “Issuer”)
(c)	Address of Issuer’s Principal Exeutive Offices:
625 N. Flagler Drive, Suite 1003
West Palm Beach, FL 33401
Item 2.	Identity and Background
(a)	Name of Reporting Person:
i)	GBIF Management Ltd. (“Reporting Person”)
ii)	Greensoil Building Innovation Fund (International) LP (“Greensoil International”)
iii)	Greensoil Building Innovation Fund (Canadian) LP (“Greensoil Canadian”)
iv)	Greensoil Building Innovation Fund Co-Investment I LP (“Greensoil Co-Investment”)
v)	Minett Capital Inc.
vi)	Minett EQ Inc.
vii)	GMS Capital Canada, Inc.
(collectively referred to as the “Reporting Person and Affiliates”)
(b)	Principal Business Address:
The principal business address of Reporting Person and Affiliates is 2345 Yonge Street, Suite 804, Toronto, Ontario M4P 2E5 Canada.
(c)	Occupation, Employment and Other Information:
Greensoil International, Greensoil Canadian and Greensoil Co-Investment are Canadian funds managed by the Reporting Person, which is the general partner of the three limited partner funds.  The Reporting Person is managed by a 3-person investment committee and is engaged in the business of investment financing.  Minett Capital Inc., Minett EQ Inc., and GMS Capital Canada, Inc. are entities each owned by one of the three individual investment committee managers.
(d)	Criminal convictions:
The Reporting Person and Affiliates have not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
(e)	Civil proceedings:
The Reporting Person and Affiliates have not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which the Reporting Person and Affiliates was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
(f)	Citizenship:
Toronto, Canada
Item 3.	Source and Amount of Funds or Other Consideration:
The Reporting Person and Affiliates acquired the Shares in the ordinary course of business for investment purposes using working capital.
Item 4.	Purpose of Transaction
The Reporting Person and Affiliates acquired the Shares in the ordinary course of business for investment purposes through private placement offerings of Electriq Power, Inc., a Delaware corporation, prior to July 31, 2023.  On July 31, 2023, Electriq was acquired by TLG Acquisition One Corp., a Delaware corporation, in connection with an initial public offering.
The Reporting Persons have a contractual right to appoint a director to the board of directors of the Issuer pursuant to a Stockholders’ Agreement dated November 13, 2022.

Item 5.	Interest in Securities of the Issuer:
GBIF Management Ltd. – 14,980,493 shares (1)
Greensoil Building Innovation Fund (International) L.P. – 4,960,414 shares
Greensoil Building Innovation Fund (Canadian) L.P. – 8,020,080 shares
Greensoil Building Innovation Fund Co-Investment I L.P. – 1,264,944 shares
Minett Capital Inc. – 452,430 shares
Minett EQ Inc. – 271,250 shares
GMS Capital Canada, Inc. – 11,375 shares

(a)	Number of shares as to which the Reporting Person has:
(i)	Sole power to vote or to direct the vote: 14,245,438
(ii)	Shared power to vote or to direct the vote: 735,055
(iii)	Sole power to dispose or direct the disposition: 14,245,438
(iv)	Shared power to dispose or direct the disposition: 735,055
(v)	Aggregate amount of shares beneficially owned: 14,980,493
(vi)	Percent of class represented in Item (v) above: 39.2973%
(1)
The percentages used herein are calculated based upon 38,120,937 outstanding Class A common shares of the Issuer as of July 31, 2023, and include 12,980,494 shares held by Greensoil Canadian and Greensoil International, 1,264,944 shares held by Greensoil Co-Investment, 452,430 shares held by Minett Capital Inc., 271,250 shares held by Minett EQ Inc., and 11,375 shares held by GMS Capital Canada, Inc.

(b)	See Item 5.
(c)	Not applicable.
(d)	Not applicable.
Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer:
Stockholders’ Agreement dated November 13, 2022
Item 7.	Material to Be Filed as Exhibits:
Incorporated herein by reference to Annex J to 424B3 filed with the Securities and Exchange Commission on July 12, 2023

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: August 10, 2023	GBIF MANAGEMENT LTD., Fund Manager for Greensoil Building Innovation Fund (International) LP, Greensoil Building Innovation Fund (Canadian) LP and Greensoil Building Innovation Fund Co-Investment I LP
By: /s/ Gideon Soesman__________________ Gideon Soesman, Co-founder & Managing Partner
Dated: August 10, 2023	Minett Capital Inc. By: /s/ Barry Eisen Name: Barry Eisen Title: ASO
Dated: August 10, 2023	Minett EQ Inc. By: /s/ Barry Eisen_________________________ Name: Barry Eisen Title: ASO
Dated: August 10, 2023	GMS Capital Canada, Inc. By: /s/ Gideon Soesman Name: Gideon Soesman Title: Managing Director
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D
Under the Securities Exchange Act of 1934
ELECTRIQ POWER HOLDINGS, INC.
(Name of Issuer)

Common Shares, $0.0001 par value
(Title of Class of Securities)

285046108
(CUSIP Number)

GBIF Management Ltd.
2345 Yonge Street, Suite 804
Toronto, Ontario M4P 2E5 Canada
(647) 484-8788

Copy to:
Richard Raymer
Dorsey & Whitney LLP
161 Bay Street, Suite 4310
Toronto, Ontario M5J 2S1 Canada
(416) 367-7388
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

July 31, 2023
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 285046108
1	NAMES OF REPORTING PERSONS GBIF Management Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 14,245,438
	8	SHARED VOTING POWER 735,055
	9	SOLE DISPOSITIVE POWER 14,245,438
	10	SHARED DISPOSITIVE POWER 735,055
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,980,493
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 39.2973%(1)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

 (1)   The percentages used herein are calculated based upon 38,120,937 outstanding Class A common shares of the Issuer as of July 31, 2023, and include 12,980,494 shares held by Greensoil Canadian and Greensoil International, 1,264,944 shares held by Greensoil Co-Investment, 452,430 shares held by Minett Capital Inc., 271,250 shares held by Minett EQ Inc., and 11,375 shares held by GMS Capital Canada, Inc.

1	NAMES OF REPORTING PERSONS Greensoil Building Innovation Fund (International) L.P .
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 4,960,414
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 4,960,414
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,960,414
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 13.0123%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS Greensoil Building Innovation Fund (Canadian) L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 8,020,080
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 8,020,080
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,020,080
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 21.0385%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS Greensoil Building Innovation Fund Co-Investment I L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Ontario
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,264,944
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,264,944
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,264,944
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) <5.00%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS Minett Capital Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 452,430
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 452,430
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 452,430
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) <5.00%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

1	NAMES OF REPORTING PERSONS Minett EQ Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 271,250
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 271,250
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 271,250
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) <5.00%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

1	NAMES OF REPORTING PERSONS GMS Capital Canada, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 11,375
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 11,375
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,375
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) <5.00%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

Item 1.	Security and Issuer
(a)	Title of Class of Securities:
Class A Common Shares, par value $0.0001 (the “Shares”)
(b)	Name of Issuer:
Electriq Power Holdings, Inc. (the “Issuer”)
(c)	Address of Issuer’s Principal Exeutive Offices:
625 N. Flagler Drive, Suite 1003
West Palm Beach, FL 33401
Item 2.	Identity and Background
(a)	Name of Reporting Person:
i)	GBIF Management Ltd. (“Reporting Person”)
ii)	Greensoil Building Innovation Fund (International) LP (“Greensoil International”)
iii)	Greensoil Building Innovation Fund (Canadian) LP (“Greensoil Canadian”)
iv)	Greensoil Building Innovation Fund Co-Investment I LP (“Greensoil Co-Investment”)
v)	Minett Capital Inc.
vi)	Minett EQ Inc.
vii)	GMS Capital Canada, Inc.
(collectively referred to as the “Reporting Person and Affiliates”)
(b)	Principal Business Address:
The principal business address of Reporting Person and Affiliates is 2345 Yonge Street, Suite 804, Toronto, Ontario M4P 2E5 Canada.
(c)	Occupation, Employment and Other Information:
Greensoil International, Greensoil Canadian and Greensoil Co-Investment are Canadian funds managed by the Reporting Person, which is the general partner of the three limited partner funds.  The Reporting Person is managed by a 3-person investment committee and is engaged in the business of investment financing.  Minett Capital Inc., Minett EQ Inc., and GMS Capital Canada, Inc. are entities each owned by one of the three individual investment committee managers.
(d)	Criminal convictions:
The Reporting Person and Affiliates have not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
(e)	Civil proceedings:
The Reporting Person and Affiliates have not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which the Reporting Person and Affiliates was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
(f)	Citizenship:
Toronto, Canada
Item 3.	Source and Amount of Funds or Other Consideration:
The Reporting Person and Affiliates acquired the Shares in the ordinary course of business for investment purposes using working capital.
Item 4.	Purpose of Transaction
The Reporting Person and Affiliates acquired the Shares in the ordinary course of business for investment purposes through private placement offerings of Electriq Power, Inc., a Delaware corporation, prior to July 31, 2023.  On July 31, 2023, Electriq was acquired by TLG Acquisition One Corp., a Delaware corporation, in connection with an initial public offering.
The Reporting Persons have a contractual right to appoint a director to the board of directors of the Issuer pursuant to a Stockholders’ Agreement dated November 13, 2022.

Item 5.	Interest in Securities of the Issuer:
GBIF Management Ltd. – 14,980,493 shares (1)
Greensoil Building Innovation Fund (International) L.P. – 4,960,414 shares
Greensoil Building Innovation Fund (Canadian) L.P. – 8,020,080 shares
Greensoil Building Innovation Fund Co-Investment I L.P. – 1,264,944 shares
Minett Capital Inc. – 452,430 shares
Minett EQ Inc. – 271,250 shares
GMS Capital Canada, Inc. – 11,375 shares

(a)	Number of shares as to which the Reporting Person has:
(i)	Sole power to vote or to direct the vote: 14,245,438
(ii)	Shared power to vote or to direct the vote: 735,055
(iii)	Sole power to dispose or direct the disposition: 14,245,438
(iv)	Shared power to dispose or direct the disposition: 735,055
(v)	Aggregate amount of shares beneficially owned: 14,980,493
(vi)	Percent of class represented in Item (v) above: 39.2973%
(1)
The percentages used herein are calculated based upon 38,120,937 outstanding Class A common shares of the Issuer as of July 31, 2023, and include 12,980,494 shares held by Greensoil Canadian and Greensoil International, 1,264,944 shares held by Greensoil Co-Investment, 452,430 shares held by Minett Capital Inc., 271,250 shares held by Minett EQ Inc., and 11,375 shares held by GMS Capital Canada, Inc.

(b)	See Item 5.
(c)	Not applicable.
(d)	Not applicable.
Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer:
Stockholders’ Agreement dated November 13, 2022
Item 7.	Material to Be Filed as Exhibits:
Incorporated herein by reference to Annex J to 424B3 filed with the Securities and Exchange Commission on July 12, 2023

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: August 10, 2023	GBIF MANAGEMENT LTD., Fund Manager for Greensoil Building Innovation Fund (International) LP, Greensoil Building Innovation Fund (Canadian) LP and Greensoil Building Innovation Fund Co-Investment I LP
By: /s/ Gideon Soesman__________________ Gideon Soesman, Co-founder & Managing Partner
Dated: August 10, 2023	Minett Capital Inc. By: /s/ Barry Eisen Name: Barry Eisen Title: ASO
Dated: August 10, 2023	Minett EQ Inc. By: /s/ Barry Eisen_________________________ Name: Barry Eisen Title: ASO
Dated: August 10, 2023	GMS Capital Canada, Inc. By: /s/ Gideon Soesman Name: Gideon Soesman Title: Managing Director
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D
Under the Securities Exchange Act of 1934
ELECTRIQ POWER HOLDINGS, INC.
(Name of Issuer)

Common Shares, $0.0001 par value
(Title of Class of Securities)

285046108
(CUSIP Number)

GBIF Management Ltd.
2345 Yonge Street, Suite 804
Toronto, Ontario M4P 2E5 Canada
(647) 484-8788

Copy to:
Richard Raymer
Dorsey & Whitney LLP
161 Bay Street, Suite 4310
Toronto, Ontario M5J 2S1 Canada
(416) 367-7388
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

July 31, 2023
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 285046108
1	NAMES OF REPORTING PERSONS GBIF Management Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 14,245,438
	8	SHARED VOTING POWER 735,055
	9	SOLE DISPOSITIVE POWER 14,245,438
	10	SHARED DISPOSITIVE POWER 735,055
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,980,493
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 39.2973%(1)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

 (1)   The percentages used herein are calculated based upon 38,120,937 outstanding Class A common shares of the Issuer as of July 31, 2023, and include 12,980,494 shares held by Greensoil Canadian and Greensoil International, 1,264,944 shares held by Greensoil Co-Investment, 452,430 shares held by Minett Capital Inc., 271,250 shares held by Minett EQ Inc., and 11,375 shares held by GMS Capital Canada, Inc.

1	NAMES OF REPORTING PERSONS Greensoil Building Innovation Fund (International) L.P .
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 4,941,307
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 4,941,307
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,941,307
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12.9622%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS Greensoil Building Innovation Fund (Canadian) L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 7,989,187
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 7,989,187
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,989,187
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 20.9575%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS Greensoil Building Innovation Fund Co-Investment I L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Ontario
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,264,944
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,264,944
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,264,944
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) <5.00%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS Minett Capital Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 452,430
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 452,430
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 452,430
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) <5.00%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

1	NAMES OF REPORTING PERSONS Minett EQ Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 271,250
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 271,250
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 271,250
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) <5.00%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

1	NAMES OF REPORTING PERSONS GMS Capital Canada, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 11,375
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 11,375
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,375
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) <5.00%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

Item 1.	Security and Issuer
(a)	Title of Class of Securities:
Class A Common Shares, par value $0.0001 (the “Shares”)
(b)	Name of Issuer:
Electriq Power Holdings, Inc. (the “Issuer”)
(c)	Address of Issuer’s Principal Exeutive Offices:
625 N. Flagler Drive, Suite 1003
West Palm Beach, FL 33401
Item 2.	Identity and Background
(a)	Name of Reporting Person:
i)	GBIF Management Ltd. (“Reporting Person”)
ii)	Greensoil Building Innovation Fund (International) LP (“Greensoil International”)
iii)	Greensoil Building Innovation Fund (Canadian) LP (“Greensoil Canadian”)
iv)	Greensoil Building Innovation Fund Co-Investment I LP (“Greensoil Co-Investment”)
v)	Minett Capital Inc.
vi)	Minett EQ Inc.
vii)	GMS Capital Canada, Inc.
(collectively referred to as the “Reporting Person and Affiliates”)
(b)	Principal Business Address:
The principal business address of Reporting Person and Affiliates is 2345 Yonge Street, Suite 804, Toronto, Ontario M4P 2E5 Canada.
(c)	Occupation, Employment and Other Information:
Greensoil International, Greensoil Canadian and Greensoil Co-Investment are Canadian funds managed by the Reporting Person, which is the general partner of the three limited partner funds.  The Reporting Person is managed by a 3-person investment committee and is engaged in the business of investment financing.  Minett Capital Inc., Minett EQ Inc., and GMS Capital Canada, Inc. are entities each owned by one of the three individual investment committee managers.
(d)	Criminal convictions:
The Reporting Person and Affiliates have not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
(e)	Civil proceedings:
The Reporting Person and Affiliates have not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which the Reporting Person and Affiliates was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
(f)	Citizenship:
Toronto, Canada
Item 3.	Source and Amount of Funds or Other Consideration:
The Reporting Person and Affiliates acquired the Shares in the ordinary course of business for investment purposes using working capital.
Item 4.	Purpose of Transaction
The Reporting Person and Affiliates acquired the Shares in the ordinary course of business for investment purposes through private placement offerings of Electriq Power, Inc., a Delaware corporation, prior to July 31, 2023.  On July 31, 2023, Electriq was acquired by TLG Acquisition One Corp., a Delaware corporation, in connection with an initial public offering.
The Reporting Persons have a contractual right to appoint a director to the board of directors of the Issuer pursuant to a Stockholders’ Agreement dated November 13, 2022.

Item 5.	Interest in Securities of the Issuer:
GBIF Management Ltd. – 14,980,493 shares (1)
Greensoil Building Innovation Fund (International) L.P. – 4,941,307 shares
Greensoil Building Innovation Fund (Canadian) L.P. – 7,989,187 shares
Greensoil Building Innovation Fund Co-Investment I L.P. – 1,264,944 shares
Minett Capital Inc. – 452,430 shares
Minett EQ Inc. – 271,250 shares
GMS Capital Canada, Inc. – 11,375 shares

(a)	Number of shares as to which the Reporting Person has:
(i)	Sole power to vote or to direct the vote: 14,245,438
(ii)	Shared power to vote or to direct the vote: 735,055
(iii)	Sole power to dispose or direct the disposition: 14,245,438
(iv)	Shared power to dispose or direct the disposition: 735,055
(v)	Aggregate amount of shares beneficially owned: 14,980,493
(vi)	Percent of class represented in Item (v) above: 39.2973%
(1)
The percentages used herein are calculated based upon 38,120,937 outstanding Class A common shares of the Issuer as of July 31, 2023, and include 12,980,494 shares held by Greensoil Canadian and Greensoil International, 1,264,944 shares held by Greensoil Co-Investment, 452,430 shares held by Minett Capital Inc., 271,250 shares held by Minett EQ Inc., and 11,375 shares held by GMS Capital Canada, Inc.

(b)	See Item 5.
(c)	Not applicable.
(d)	Not applicable.
Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer:
Stockholders’ Agreement dated November 13, 2022
Item 7.	Material to Be Filed as Exhibits:
Incorporated herein by reference to Annex J to 424B3 filed with the Securities and Exchange Commission on July 12, 2023

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: August 10, 2023	GBIF MANAGEMENT LTD., Fund Manager for Greensoil Building Innovation Fund (International) LP, Greensoil Building Innovation Fund (Canadian) LP and Greensoil Building Innovation Fund Co-Investment I LP
By: /s/ Gideon Soesman__________________ Gideon Soesman, Co-founder & Managing Partner
Dated: August 10, 2023	Minett Capital Inc. By: /s/ Barry Eisen Name: Barry Eisen Title: ASO
Dated: August 10, 2023	Minett EQ Inc. By: /s/ Barry Eisen_________________________ Name: Barry Eisen Title: ASO
Dated: August 10, 2023	GMS Capital Canada, Inc. By: /s/ Gideon Soesman Name: Gideon Soesman Title: Managing Director
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D
Under the Securities Exchange Act of 1934
ELECTRIQ POWER HOLDINGS, INC.
(Name of Issuer)

Common Shares, $0.0001 par value
(Title of Class of Securities)

285046108
(CUSIP Number)

GBIF Management Ltd.
2345 Yonge Street, Suite 804
Toronto, Ontario M4P 2E5 Canada
(647) 484-8788

Copy to:
Richard Raymer
Dorsey & Whitney LLP
161 Bay Street, Suite 4310
Toronto, Ontario M5J 2S1 Canada
(416) 367-7388
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

July 31, 2023
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 285046108
1	NAMES OF REPORTING PERSONS GBIF Management Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 14,245,438
	8	SHARED VOTING POWER 735,055
	9	SOLE DISPOSITIVE POWER 14,245,438
	10	SHARED DISPOSITIVE POWER 735,055
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,980,493
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 39.2973%(1)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

 (1)   The percentages used herein are calculated based upon 38,120,937 outstanding Class A common shares of the Issuer as of July 31, 2023, and include 12,980,494 shares held by Greensoil Canadian and Greensoil International, 1,264,944 shares held by Greensoil Co-Investment, 452,430 shares held by Minett Capital Inc., 271,250 shares held by Minett EQ Inc., and 11,375 shares held by GMS Capital Canada, Inc.

1	NAMES OF REPORTING PERSONS Greensoil Building Innovation Fund (International) L.P .
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 4,941,307
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 4,941,307
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,941,307
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12.9622%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS Greensoil Building Innovation Fund (Canadian) L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 7,989,187
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 7,989,187
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,989,187
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 20.9575%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS Greensoil Building Innovation Fund Co-Investment I L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Ontario
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,264,944
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,264,944
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,264,944
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) <5.00%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS Minett Capital Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 452,430
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 452,430
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 452,430
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) <5.00%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

1	NAMES OF REPORTING PERSONS Minett EQ Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 271,250
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 271,250
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 271,250
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) <5.00%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

1	NAMES OF REPORTING PERSONS GMS Capital Canada, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 11,375
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 11,375
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,375
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) <5.00%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

Item 1.	Security and Issuer
(a)	Title of Class of Securities:
Class A Common Shares, par value $0.0001 (the “Shares”)
(b)	Name of Issuer:
Electriq Power Holdings, Inc. (the “Issuer”)
(c)	Address of Issuer’s Principal Exeutive Offices:
625 N. Flagler Drive, Suite 1003
West Palm Beach, FL 33401
Item 2.	Identity and Background
(a)	Name of Reporting Person:
i)	GBIF Management Ltd. (“Reporting Person”)
ii)	Greensoil Building Innovation Fund (International) LP (“Greensoil International”)
iii)	Greensoil Building Innovation Fund (Canadian) LP (“Greensoil Canadian”)
iv)	Greensoil Building Innovation Fund Co-Investment I LP (“Greensoil Co-Investment”)
v)	Minett Capital Inc.
vi)	Minett EQ Inc.
vii)	GMS Capital Canada, Inc.
(collectively referred to as the “Reporting Person and Affiliates”)
(b)	Principal Business Address:
The principal business address of Reporting Person and Affiliates is 2345 Yonge Street, Suite 804, Toronto, Ontario M4P 2E5 Canada.
(c)	Occupation, Employment and Other Information:
Greensoil International, Greensoil Canadian and Greensoil Co-Investment are Canadian funds managed by the Reporting Person, which is the general partner of the three limited partner funds.  The Reporting Person is managed by a 3-person investment committee and is engaged in the business of investment financing.  Minett Capital Inc., Minett EQ Inc., and GMS Capital Canada, Inc. are entities each owned by one of the three individual investment committee managers.
(d)	Criminal convictions:
The Reporting Person and Affiliates have not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
(e)	Civil proceedings:
The Reporting Person and Affiliates have not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which the Reporting Person and Affiliates was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
(f)	Citizenship:
Toronto, Canada
Item 3.	Source and Amount of Funds or Other Consideration:
The Reporting Person and Affiliates acquired the Shares in the ordinary course of business for investment purposes using working capital.
Item 4.	Purpose of Transaction
The Reporting Person and Affiliates acquired the Shares in the ordinary course of business for investment purposes through private placement offerings of Electriq Power, Inc., a Delaware corporation, prior to July 31, 2023.  On July 31, 2023, Electriq was acquired by TLG Acquisition One Corp., a Delaware corporation, in connection with an initial public offering.
The Reporting Persons have a contractual right to appoint a director to the board of directors of the Issuer pursuant to a Stockholders’ Agreement dated November 13, 2022.

Item 5.	Interest in Securities of the Issuer:
GBIF Management Ltd. – 14,980,493 shares (1)
Greensoil Building Innovation Fund (International) L.P. – 4,941,307 shares
Greensoil Building Innovation Fund (Canadian) L.P. – 7,989,187 shares
Greensoil Building Innovation Fund Co-Investment I L.P. – 1,264,944 shares
Minett Capital Inc. – 452,430 shares
Minett EQ Inc. – 271,250 shares
GMS Capital Canada, Inc. – 11,375 shares

(a)	Number of shares as to which the Reporting Person has:
(i)	Sole power to vote or to direct the vote: 14,245,438
(ii)	Shared power to vote or to direct the vote: 735,055
(iii)	Sole power to dispose or direct the disposition: 14,245,438
(iv)	Shared power to dispose or direct the disposition: 735,055
(v)	Aggregate amount of shares beneficially owned: 14,980,493
(vi)	Percent of class represented in Item (v) above: 39.2973%
(1)
The percentages used herein are calculated based upon 38,120,937 outstanding Class A common shares of the Issuer as of July 31, 2023, and include 12,980,494 shares held by Greensoil Canadian and Greensoil International, 1,264,944 shares held by Greensoil Co-Investment, 452,430 shares held by Minett Capital Inc., 271,250 shares held by Minett EQ Inc., and 11,375 shares held by GMS Capital Canada, Inc.

(b)	See Item 5.
(c)	Not applicable.
(d)	Not applicable.
Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer:
Stockholders’ Agreement dated November 13, 2022
Item 7.	Material to Be Filed as Exhibits:
Incorporated herein by reference to Annex J to 424B3 filed with the Securities and Exchange Commission on July 12, 2023

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: August 10, 2023	GBIF MANAGEMENT LTD., Fund Manager for Greensoil Building Innovation Fund (International) LP, Greensoil Building Innovation Fund (Canadian) LP and Greensoil Building Innovation Fund Co-Investment I LP
By: /s/ Gideon Soesman__________________ Gideon Soesman, Co-founder & Managing Partner
Dated: August 10, 2023	Minett Capital Inc. By: /s/ Barry Eisen Name: Barry Eisen Title: ASO
Dated: August 10, 2023	Minett EQ Inc. By: /s/ Barry Eisen_________________________ Name: Barry Eisen Title: ASO
Dated: August 10, 2023	GMS Capital Canada, Inc. By: /s/ Gideon Soesman Name: Gideon Soesman Title: Managing Director
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D
Under the Securities Exchange Act of 1934
ELECTRIQ POWER HOLDINGS, INC.
(Name of Issuer)

Common Shares, $0.0001 par value
(Title of Class of Securities)

285046108
(CUSIP Number)

GBIF Management Ltd.
2345 Yonge Street, Suite 804
Toronto, Ontario M4P 2E5 Canada
(647) 484-8788

Copy to:
Richard Raymer
Dorsey & Whitney LLP
161 Bay Street, Suite 4310
Toronto, Ontario M5J 2S1 Canada
(416) 367-7388
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

July 31, 2023
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 285046108
1	NAMES OF REPORTING PERSONS GBIF Management Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 14,245,438
	8	SHARED VOTING POWER 735,055
	9	SOLE DISPOSITIVE POWER 14,245,438
	10	SHARED DISPOSITIVE POWER 735,055
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,980,493
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 39.2973%(1)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

 (1)   The percentages used herein are calculated based upon 38,120,937 outstanding Class A common shares of the Issuer as of July 31, 2023, and include 12,980,494 shares held by Greensoil Canadian and Greensoil International, 1,264,944 shares held by Greensoil Co-Investment, 452,430 shares held by Minett Capital Inc., 271,250 shares held by Minett EQ Inc., and 11,375 shares held by GMS Capital Canada, Inc.

1	NAMES OF REPORTING PERSONS Greensoil Building Innovation Fund (International) L.P .
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 4,941,307
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 4,941,307
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,941,307
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12.9622%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS Greensoil Building Innovation Fund (Canadian) L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 7,989,187
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 7,989,187
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,989,187
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 20.9575%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS Greensoil Building Innovation Fund Co-Investment I L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Ontario
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,264,944
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,264,944
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,264,944
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) <5.00%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS Minett Capital Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 452,430
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 452,430
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 452,430
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) <5.00%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

1	NAMES OF REPORTING PERSONS Minett EQ Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 271,250
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 271,250
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 271,250
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) <5.00%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

1	NAMES OF REPORTING PERSONS GMS Capital Canada, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 11,375
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 11,375
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,375
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) <5.00%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

Item 1.	Security and Issuer
(a)	Title of Class of Securities:
Class A Common Shares, par value $0.0001 (the “Shares”)
(b)	Name of Issuer:
Electriq Power Holdings, Inc. (the “Issuer”)
(c)	Address of Issuer’s Principal Exeutive Offices:
625 N. Flagler Drive, Suite 1003
West Palm Beach, FL 33401
Item 2.	Identity and Background
(a)	Name of Reporting Person:
i)	GBIF Management Ltd. (“Reporting Person”)
ii)	Greensoil Building Innovation Fund (International) LP (“Greensoil International”)
iii)	Greensoil Building Innovation Fund (Canadian) LP (“Greensoil Canadian”)
iv)	Greensoil Building Innovation Fund Co-Investment I LP (“Greensoil Co-Investment”)
v)	Minett Capital Inc.
vi)	Minett EQ Inc.
vii)	GMS Capital Canada, Inc.
(collectively referred to as the “Reporting Person and Affiliates”)
(b)	Principal Business Address:
The principal business address of Reporting Person and Affiliates is 2345 Yonge Street, Suite 804, Toronto, Ontario M4P 2E5 Canada.
(c)	Occupation, Employment and Other Information:
Greensoil International, Greensoil Canadian and Greensoil Co-Investment are Canadian funds managed by the Reporting Person, which is the general partner of the three limited partner funds.  The Reporting Person is managed by a 3-person investment committee and is engaged in the business of investment financing.  Minett Capital Inc., Minett EQ Inc., and GMS Capital Canada, Inc. are entities each owned by one of the three individual investment committee managers.
(d)	Criminal convictions:
The Reporting Person and Affiliates have not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
(e)	Civil proceedings:
The Reporting Person and Affiliates have not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which the Reporting Person and Affiliates was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
(f)	Citizenship:
Toronto, Canada
Item 3.	Source and Amount of Funds or Other Consideration:
The Reporting Person and Affiliates acquired the Shares in the ordinary course of business for investment purposes using working capital.
Item 4.	Purpose of Transaction
The Reporting Person and Affiliates acquired the Shares in the ordinary course of business for investment purposes through private placement offerings of Electriq Power, Inc., a Delaware corporation, prior to July 31, 2023.  On July 31, 2023, Electriq was acquired by TLG Acquisition One Corp., a Delaware corporation, in connection with an initial public offering.
The Reporting Persons have a contractual right to appoint a director to the board of directors of the Issuer pursuant to a Stockholders’ Agreement dated November 13, 2022.

Item 5.	Interest in Securities of the Issuer:
GBIF Management Ltd. – 14,980,493 shares (1)
Greensoil Building Innovation Fund (International) L.P. – 4,941,307 shares
Greensoil Building Innovation Fund (Canadian) L.P. – 7,989,187 shares
Greensoil Building Innovation Fund Co-Investment I L.P. – 1,264,944 shares
Minett Capital Inc. – 452,430 shares
Minett EQ Inc. – 271,250 shares
GMS Capital Canada, Inc. – 11,375 shares

(a)	Number of shares as to which the Reporting Person has:
(i)	Sole power to vote or to direct the vote: 14,245,438
(ii)	Shared power to vote or to direct the vote: 735,055
(iii)	Sole power to dispose or direct the disposition: 14,245,438
(iv)	Shared power to dispose or direct the disposition: 735,055
(v)	Aggregate amount of shares beneficially owned: 14,980,493
(vi)	Percent of class represented in Item (v) above: 39.2973%
(1)
The percentages used herein are calculated based upon 38,120,937 outstanding Class A common shares of the Issuer as of July 31, 2023, and include 12,980,494 shares held by Greensoil Canadian and Greensoil International, 1,264,944 shares held by Greensoil Co-Investment, 452,430 shares held by Minett Capital Inc., 271,250 shares held by Minett EQ Inc., and 11,375 shares held by GMS Capital Canada, Inc.

(b)	See Item 5.
(c)	Not applicable.
(d)	Not applicable.
Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer:
Stockholders’ Agreement dated November 13, 2022
Item 7.	Material to Be Filed as Exhibits:
Incorporated herein by reference to Annex J to 424B3 filed with the Securities and Exchange Commission on July 12, 2023

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: August 10, 2023	GBIF MANAGEMENT LTD., Fund Manager for Greensoil Building Innovation Fund (International) LP, Greensoil Building Innovation Fund (Canadian) LP and Greensoil Building Innovation Fund Co-Investment I LP
By: /s/ Gideon Soesman__________________ Gideon Soesman, Co-founder & Managing Partner
Dated: August 10, 2023	Minett Capital Inc. By: /s/ Barry Eisen Name: Barry Eisen Title: ASO
Dated: August 10, 2023	Minett EQ Inc. By: /s/ Barry Eisen_________________________ Name: Barry Eisen Title: ASO
Dated: August 10, 2023	GMS Capital Canada, Inc. By: /s/ Gideon Soesman Name: Gideon Soesman Title: Managing Director
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D
Under the Securities Exchange Act of 1934
ELECTRIQ POWER HOLDINGS, INC.
(Name of Issuer)

Common Shares, $0.0001 par value
(Title of Class of Securities)

285046108
(CUSIP Number)

GBIF Management Ltd.
2345 Yonge Street, Suite 804
Toronto, Ontario M4P 2E5 Canada
(647) 484-8788

Copy to:
Richard Raymer
Dorsey & Whitney LLP
161 Bay Street, Suite 4310
Toronto, Ontario M5J 2S1 Canada
(416) 367-7388
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

July 31, 2023
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 285046108
1	NAMES OF REPORTING PERSONS GBIF Management Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 14,245,438
	8	SHARED VOTING POWER 735,055
	9	SOLE DISPOSITIVE POWER 14,245,438
	10	SHARED DISPOSITIVE POWER 735,055
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,980,493
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 39.2973%(1)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

 (1)   The percentages used herein are calculated based upon 38,120,937 outstanding Class A common shares of the Issuer as of July 31, 2023, and include 12,980,494 shares held by Greensoil Canadian and Greensoil International, 1,264,944 shares held by Greensoil Co-Investment, 452,430 shares held by Minett Capital Inc., 271,250 shares held by Minett EQ Inc., and 11,375 shares held by GMS Capital Canada, Inc.

1	NAMES OF REPORTING PERSONS Greensoil Building Innovation Fund (International) L.P .
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 4,941,307
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 4,941,307
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,941,307
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12.9622%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS Greensoil Building Innovation Fund (Canadian) L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 7,989,187
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 7,989,187
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,989,187
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 20.9575%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS Greensoil Building Innovation Fund Co-Investment I L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Ontario
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,264,944
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,264,944
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,264,944
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) <5.00%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS Minett Capital Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 452,430
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 452,430
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 452,430
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) <5.00%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

1	NAMES OF REPORTING PERSONS Minett EQ Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 271,250
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 271,250
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 271,250
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) <5.00%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

1	NAMES OF REPORTING PERSONS GMS Capital Canada, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 11,375
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 11,375
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,375
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) <5.00%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

Item 1.	Security and Issuer
(a)	Title of Class of Securities:
Class A Common Shares, par value $0.0001 (the “Shares”)
(b)	Name of Issuer:
Electriq Power Holdings, Inc. (the “Issuer”)
(c)	Address of Issuer’s Principal Exeutive Offices:
625 N. Flagler Drive, Suite 1003
West Palm Beach, FL 33401
Item 2.	Identity and Background
(a)	Name of Reporting Person:
i)	GBIF Management Ltd. (“Reporting Person”)
ii)	Greensoil Building Innovation Fund (International) LP (“Greensoil International”)
iii)	Greensoil Building Innovation Fund (Canadian) LP (“Greensoil Canadian”)
iv)	Greensoil Building Innovation Fund Co-Investment I LP (“Greensoil Co-Investment”)
v)	Minett Capital Inc.
vi)	Minett EQ Inc.
vii)	GMS Capital Canada, Inc.
(collectively referred to as the “Reporting Person and Affiliates”)
(b)	Principal Business Address:
The principal business address of Reporting Person and Affiliates is 2345 Yonge Street, Suite 804, Toronto, Ontario M4P 2E5 Canada.
(c)	Occupation, Employment and Other Information:
Greensoil International, Greensoil Canadian and Greensoil Co-Investment are Canadian funds managed by the Reporting Person, which is the general partner of the three limited partner funds.  The Reporting Person is managed by a 3-person investment committee and is engaged in the business of investment financing.  Minett Capital Inc., Minett EQ Inc., and GMS Capital Canada, Inc. are entities each owned by one of the three individual investment committee managers.
(d)	Criminal convictions:
The Reporting Person and Affiliates have not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
(e)	Civil proceedings:
The Reporting Person and Affiliates have not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which the Reporting Person and Affiliates was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
(f)	Citizenship:
Toronto, Canada
Item 3.	Source and Amount of Funds or Other Consideration:
The Reporting Person and Affiliates acquired the Shares in the ordinary course of business for investment purposes using working capital.
Item 4.	Purpose of Transaction
The Reporting Person and Affiliates acquired the Shares in the ordinary course of business for investment purposes through private placement offerings of Electriq Power, Inc., a Delaware corporation, prior to July 31, 2023.  On July 31, 2023, Electriq was acquired by TLG Acquisition One Corp., a Delaware corporation, in connection with an initial public offering.
The Reporting Persons have a contractual right to appoint a director to the board of directors of the Issuer pursuant to a Stockholders’ Agreement dated November 13, 2022.

Item 5.	Interest in Securities of the Issuer:
GBIF Management Ltd. – 14,980,493 shares (1)
Greensoil Building Innovation Fund (International) L.P. – 4,941,307 shares
Greensoil Building Innovation Fund (Canadian) L.P. – 7,989,187 shares
Greensoil Building Innovation Fund Co-Investment I L.P. – 1,264,944 shares
Minett Capital Inc. – 452,430 shares
Minett EQ Inc. – 271,250 shares
GMS Capital Canada, Inc. – 11,375 shares

(a)	Number of shares as to which the Reporting Person has:
(i)	Sole power to vote or to direct the vote: 14,245,438
(ii)	Shared power to vote or to direct the vote: 735,055
(iii)	Sole power to dispose or direct the disposition: 14,245,438
(iv)	Shared power to dispose or direct the disposition: 735,055
(v)	Aggregate amount of shares beneficially owned: 14,980,493
(vi)	Percent of class represented in Item (v) above: 39.2973%
(1)
The percentages used herein are calculated based upon 38,120,937 outstanding Class A common shares of the Issuer as of July 31, 2023, and include 12,980,494 shares held by Greensoil Canadian and Greensoil International, 1,264,944 shares held by Greensoil Co-Investment, 452,430 shares held by Minett Capital Inc., 271,250 shares held by Minett EQ Inc., and 11,375 shares held by GMS Capital Canada, Inc.

(b)	See Item 5.
(c)	Not applicable.
(d)	Not applicable.
Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer:
Stockholders’ Agreement dated November 13, 2022
Item 7.	Material to Be Filed as Exhibits:
Incorporated herein by reference to Annex J to 424B3 filed with the Securities and Exchange Commission on July 12, 2023

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: August 10, 2023	GBIF MANAGEMENT LTD., Fund Manager for Greensoil Building Innovation Fund (International) LP, Greensoil Building Innovation Fund (Canadian) LP and Greensoil Building Innovation Fund Co-Investment I LP
By: /s/ Gideon Soesman__________________ Gideon Soesman, Co-founder & Managing Partner
Dated: August 10, 2023	Minett Capital Inc. By: /s/ Barry Eisen Name: Barry Eisen Title: ASO
Dated: August 10, 2023	Minett EQ Inc. By: /s/ Barry Eisen_________________________ Name: Barry Eisen Title: ASO
Dated: August 10, 2023	GMS Capital Canada, Inc. By: /s/ Gideon Soesman Name: Gideon Soesman Title: Managing Director
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D
Under the Securities Exchange Act of 1934
ELECTRIQ POWER HOLDINGS, INC.
(Name of Issuer)

Common Shares, $0.0001 par value
(Title of Class of Securities)

285046108
(CUSIP Number)

GBIF Management Ltd.
2345 Yonge Street, Suite 804
Toronto, Ontario M4P 2E5 Canada
(647) 484-8788

Copy to:
Richard Raymer
Dorsey & Whitney LLP
161 Bay Street, Suite 4310
Toronto, Ontario M5J 2S1 Canada
(416) 367-7388
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

July 31, 2023
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 285046108
1	NAMES OF REPORTING PERSONS GBIF Management Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 14,245,438
	8	SHARED VOTING POWER 735,055
	9	SOLE DISPOSITIVE POWER 14,245,438
	10	SHARED DISPOSITIVE POWER 735,055
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,980,493
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 39.2973%(1)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

 (1)   The percentages used herein are calculated based upon 38,120,937 outstanding Class A common shares of the Issuer as of July 31, 2023, and include 12,980,494 shares held by Greensoil Canadian and Greensoil International, 1,264,944 shares held by Greensoil Co-Investment, 452,430 shares held by Minett Capital Inc., 271,250 shares held by Minett EQ Inc., and 11,375 shares held by GMS Capital Canada, Inc.

1	NAMES OF REPORTING PERSONS Greensoil Building Innovation Fund (International) L.P .
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 4,941,307
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 4,941,307
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,941,307
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12.9622%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS Greensoil Building Innovation Fund (Canadian) L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 7,989,187
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 7,989,187
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,989,187
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 20.9575%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS Greensoil Building Innovation Fund Co-Investment I L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Ontario
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,264,944
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,264,944
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,264,944
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) <5.00%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS Minett Capital Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 452,430
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 452,430
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 452,430
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) <5.00%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

1	NAMES OF REPORTING PERSONS Minett EQ Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 271,250
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 271,250
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 271,250
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) <5.00%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

1	NAMES OF REPORTING PERSONS GMS Capital Canada, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 11,375
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 11,375
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,375
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) <5.00%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

Item 1.	Security and Issuer
(a)	Title of Class of Securities:
Class A Common Shares, par value $0.0001 (the “Shares”)
(b)	Name of Issuer:
Electriq Power Holdings, Inc. (the “Issuer”)
(c)	Address of Issuer’s Principal Exeutive Offices:
625 N. Flagler Drive, Suite 1003
West Palm Beach, FL 33401
Item 2.	Identity and Background
(a)	Name of Reporting Person:
i)	GBIF Management Ltd. (“Reporting Person”)
ii)	Greensoil Building Innovation Fund (International) LP (“Greensoil International”)
iii)	Greensoil Building Innovation Fund (Canadian) LP (“Greensoil Canadian”)
iv)	Greensoil Building Innovation Fund Co-Investment I LP (“Greensoil Co-Investment”)
v)	Minett Capital Inc.
vi)	Minett EQ Inc.
vii)	GMS Capital Canada, Inc.
(collectively referred to as the “Reporting Person and Affiliates”)
(b)	Principal Business Address:
The principal business address of Reporting Person and Affiliates is 2345 Yonge Street, Suite 804, Toronto, Ontario M4P 2E5 Canada.
(c)	Occupation, Employment and Other Information:
Greensoil International, Greensoil Canadian and Greensoil Co-Investment are Canadian funds managed by the Reporting Person, which is the general partner of the three limited partner funds.  The Reporting Person is managed by a 3-person investment committee and is engaged in the business of investment financing.  Minett Capital Inc., Minett EQ Inc., and GMS Capital Canada, Inc. are entities each owned by one of the three individual investment committee managers.
(d)	Criminal convictions:
The Reporting Person and Affiliates have not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
(e)	Civil proceedings:
The Reporting Person and Affiliates have not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which the Reporting Person and Affiliates was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
(f)	Citizenship:
Toronto, Canada
Item 3.	Source and Amount of Funds or Other Consideration:
The Reporting Person and Affiliates acquired the Shares in the ordinary course of business for investment purposes using working capital.
Item 4.	Purpose of Transaction
The Reporting Person and Affiliates acquired the Shares in the ordinary course of business for investment purposes through private placement offerings of Electriq Power, Inc., a Delaware corporation, prior to July 31, 2023.  On July 31, 2023, Electriq was acquired by TLG Acquisition One Corp., a Delaware corporation, in connection with an initial public offering.
The Reporting Persons have a contractual right to appoint a director to the board of directors of the Issuer pursuant to a Stockholders’ Agreement dated November 13, 2022.

Item 5.	Interest in Securities of the Issuer:
GBIF Management Ltd. – 14,980,493 shares (1)
Greensoil Building Innovation Fund (International) L.P. – 4,941,307 shares
Greensoil Building Innovation Fund (Canadian) L.P. – 7,989,187 shares
Greensoil Building Innovation Fund Co-Investment I L.P. – 1,264,944 shares
Minett Capital Inc. – 452,430 shares
Minett EQ Inc. – 271,250 shares
GMS Capital Canada, Inc. – 11,375 shares

(a)	Number of shares as to which the Reporting Person has:
(i)	Sole power to vote or to direct the vote: 14,245,438
(ii)	Shared power to vote or to direct the vote: 735,055
(iii)	Sole power to dispose or direct the disposition: 14,245,438
(iv)	Shared power to dispose or direct the disposition: 735,055
(v)	Aggregate amount of shares beneficially owned: 14,980,493
(vi)	Percent of class represented in Item (v) above: 39.2973%
(1)
The percentages used herein are calculated based upon 38,120,937 outstanding Class A common shares of the Issuer as of July 31, 2023, and include 12,980,494 shares held by Greensoil Canadian and Greensoil International, 1,264,944 shares held by Greensoil Co-Investment, 452,430 shares held by Minett Capital Inc., 271,250 shares held by Minett EQ Inc., and 11,375 shares held by GMS Capital Canada, Inc.

(b)	See Item 5.
(c)	Not applicable.
(d)	Not applicable.
Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer:
Stockholders’ Agreement dated November 13, 2022
Item 7.	Material to Be Filed as Exhibits:
Incorporated herein by reference to Annex J to 424B3 filed with the Securities and Exchange Commission on July 12, 2023

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: August 10, 2023	GBIF MANAGEMENT LTD., Fund Manager for Greensoil Building Innovation Fund (International) LP, Greensoil Building Innovation Fund (Canadian) LP and Greensoil Building Innovation Fund Co-Investment I LP
By: /s/ Gideon Soesman__________________ Gideon Soesman, Co-founder & Managing Partner
Dated: August 10, 2023	Minett Capital Inc. By: /s/ Barry Eisen Name: Barry Eisen Title: ASO
Dated: August 10, 2023	Minett EQ Inc. By: /s/ Barry Eisen_________________________ Name: Barry Eisen Title: ASO
Dated: August 10, 2023	GMS Capital Canada, Inc. By: /s/ Gideon Soesman Name: Gideon Soesman Title: Managing Director
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D
Under the Securities Exchange Act of 1934
ELECTRIQ POWER HOLDINGS, INC.
(Name of Issuer)

Common Shares, $0.0001 par value
(Title of Class of Securities)

285046108
(CUSIP Number)

GBIF Management Ltd.
2345 Yonge Street, Suite 804
Toronto, Ontario M4P 2E5 Canada
(647) 484-8788

Copy to:
Richard Raymer
Dorsey & Whitney LLP
161 Bay Street, Suite 4310
Toronto, Ontario M5J 2S1 Canada
(416) 367-7388
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

July 31, 2023
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 285046108
1	NAMES OF REPORTING PERSONS GBIF Management Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 14,245,438
	8	SHARED VOTING POWER 735,055
	9	SOLE DISPOSITIVE POWER 14,245,438
	10	SHARED DISPOSITIVE POWER 735,055
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,980,493
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 39.2973%(1)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

 (1)   The percentages used herein are calculated based upon 38,120,937 outstanding Class A common shares of the Issuer as of July 31, 2023, and include 12,980,494 shares held by Greensoil Canadian and Greensoil International, 1,264,944 shares held by Greensoil Co-Investment, 452,430 shares held by Minett Capital Inc., 271,250 shares held by Minett EQ Inc., and 11,375 shares held by GMS Capital Canada, Inc.

1	NAMES OF REPORTING PERSONS Greensoil Building Innovation Fund (International) L.P .
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 4,941,307
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 4,941,307
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,941,307
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12.9622%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS Greensoil Building Innovation Fund (Canadian) L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 7,989,187
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 7,989,187
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,989,187
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 20.9575%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS Greensoil Building Innovation Fund Co-Investment I L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Ontario
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,264,944
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,264,944
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,264,944
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) <5.00%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS Minett Capital Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 452,430
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 452,430
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 452,430
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) <5.00%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

1	NAMES OF REPORTING PERSONS Minett EQ Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 271,250
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 271,250
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 271,250
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) <5.00%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

1	NAMES OF REPORTING PERSONS GMS Capital Canada, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ⌧ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Toronto, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 11,375
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 11,375
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,375
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) <5.00%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

Item 1.	Security and Issuer
(a)	Title of Class of Securities:
Class A Common Shares, par value $0.0001 (the “Shares”)
(b)	Name of Issuer:
Electriq Power Holdings, Inc. (the “Issuer”)
(c)	Address of Issuer’s Principal Exeutive Offices:
625 N. Flagler Drive, Suite 1003
West Palm Beach, FL 33401
Item 2.	Identity and Background
(a)	Name of Reporting Person:
i)	GBIF Management Ltd. (“Reporting Person”)
ii)	Greensoil Building Innovation Fund (International) LP (“Greensoil International”)
iii)	Greensoil Building Innovation Fund (Canadian) LP (“Greensoil Canadian”)
iv)	Greensoil Building Innovation Fund Co-Investment I LP (“Greensoil Co-Investment”)
v)	Minett Capital Inc.
vi)	Minett EQ Inc.
vii)	GMS Capital Canada, Inc.
(collectively referred to as the “Reporting Person and Affiliates”)
(b)	Principal Business Address:
The principal business address of Reporting Person and Affiliates is 2345 Yonge Street, Suite 804, Toronto, Ontario M4P 2E5 Canada.
(c)	Occupation, Employment and Other Information:
Greensoil International, Greensoil Canadian and Greensoil Co-Investment are Canadian funds managed by the Reporting Person, which is the general partner of the three limited partner funds.  The Reporting Person is managed by a 3-person investment committee and is engaged in the business of investment financing.  Minett Capital Inc., Minett EQ Inc., and GMS Capital Canada, Inc. are entities each owned by one of the three individual investment committee managers.
(d)	Criminal convictions:
The Reporting Person and Affiliates have not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
(e)	Civil proceedings:
The Reporting Person and Affiliates have not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which the Reporting Person and Affiliates was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
(f)	Citizenship:
Toronto, Canada
Item 3.	Source and Amount of Funds or Other Consideration:
The Reporting Person and Affiliates acquired the Shares in the ordinary course of business for investment purposes using working capital.
Item 4.	Purpose of Transaction
The Reporting Person and Affiliates acquired the Shares in the ordinary course of business for investment purposes through private placement offerings of Electriq Power, Inc., a Delaware corporation, prior to July 31, 2023.  On July 31, 2023, Electriq was acquired by TLG Acquisition One Corp., a Delaware corporation, in connection with an initial public offering.
The Reporting Persons have a contractual right to appoint a director to the board of directors of the Issuer pursuant to a Stockholders’ Agreement dated November 13, 2022.

Item 5.	Interest in Securities of the Issuer:
GBIF Management Ltd. – 14,980,493 shares (1)
Greensoil Building Innovation Fund (International) L.P. – 4,941,307 shares
Greensoil Building Innovation Fund (Canadian) L.P. – 7,989,187 shares
Greensoil Building Innovation Fund Co-Investment I L.P. – 1,264,944 shares
Minett Capital Inc. – 452,430 shares
Minett EQ Inc. – 271,250 shares
GMS Capital Canada, Inc. – 11,375 shares

(a)	Number of shares as to which the Reporting Person has:
(i)	Sole power to vote or to direct the vote: 14,245,438
(ii)	Shared power to vote or to direct the vote: 735,055
(iii)	Sole power to dispose or direct the disposition: 14,245,438
(iv)	Shared power to dispose or direct the disposition: 735,055
(v)	Aggregate amount of shares beneficially owned: 14,980,493
(vi)	Percent of class represented in Item (v) above: 39.2973%
(1)
The percentages used herein are calculated based upon 38,120,937 outstanding Class A common shares of the Issuer as of July 31, 2023, and include 12,980,494 shares held by Greensoil Canadian and Greensoil International, 1,264,944 shares held by Greensoil Co-Investment, 452,430 shares held by Minett Capital Inc., 271,250 shares held by Minett EQ Inc., and 11,375 shares held by GMS Capital Canada, Inc.

(b)	See Item 5.
(c)	Not applicable.
(d)	Not applicable.
Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer:
Stockholders’ Agreement dated November 13, 2022
Item 7.	Material to Be Filed as Exhibits:
Incorporated herein by reference to Annex J to 424B3 filed with the Securities and Exchange Commission on July 12, 2023

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: August 10, 2023	GBIF MANAGEMENT LTD., Fund Manager for Greensoil Building Innovation Fund (International) LP, Greensoil Building Innovation Fund (Canadian) LP and Greensoil Building Innovation Fund Co-Investment I LP
By: /s/ Gideon Soesman__________________ Gideon Soesman, Co-founder & Managing Partner
Dated: August 10, 2023	Minett Capital Inc. By: /s/ Barry Eisen Name: Barry Eisen Title: ASO
Dated: August 10, 2023	Minett EQ Inc. By: /s/ Barry Eisen_________________________ Name: Barry Eisen Title: ASO
Dated: August 10, 2023	GMS Capital Canada, Inc. By: /s/ Gideon Soesman Name: Gideon Soesman Title: Managing Director